PRESS RELEASE

FOR IMMEDIATE RELEASE:	CONTACT:

Titanium Metals Corporation 1999 Broadway, Suite 4300 Denver, Colorado 80202	Bruce P. Inglis Vice President — Finance and Corporate Controller (303) 296-5600

TIMET ANNOUNCES AUTHORIZATION OF ADDITIONAL COMMON STOCK
AND 2-FOR-1 STOCK SPLIT

DENVER, COLORADO.... January 13, 2006 .... Titanium Metals Corporation (“TIMET” or the “Company”) (NYSE: TIE) announced today that its Board of Directors has approved a two-for-one split of TIMET’s common stock, $.01 par value per share. The stock split will be effected in the form of a stock dividend. The Record Date for the stock split has been set as the close of business on February 6, 2006. Holders of record on the Record Date will receive one additional share for each share held on the Record Date. The additional shares will be distributed by the Company’s transfer agent, American Stock Transfer and Trust Company, and the distribution date will be February 16, 2006 provided certain regulatory requirements are satisfied.

As a result of the stock split, the conversion rate of the Company’s 6 3/4% Series A Preferred Stock will be changed to six and two-third shares of common stock for each share of Series A Preferred Stock, and the conversion rate of the of 6 5/8% Convertible Preferred Securities, Beneficial Unsecured Convertible Securities (BUCS) issued by TIMET Capital Trust I will be changed to 2.678 shares of common stock for each BUCS.

The Company also announced that its Board of Directors and the Company’s stockholders holding more than a majority of the outstanding shares of common stock have approved an amendment to the Company’s Certificate of Incorporation increasing the Company’s authorized common stock to 200 million. The Company intends to distribute to its stockholders an information statement describing such amendment at least twenty days prior to its filing of the amendment.

TIMET, headquartered in Denver, Colorado, is a leading worldwide producer of titanium metal products. Information on TIMET is available on its website at www.timet.com.